Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-168256 on Form S-8 of Vishay Precision Group, Inc., of our report dated March 24, 2011, with respect to the combined and consolidated financial statements of Vishay Precision Group, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
March 24, 2011